AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 27, 1999
                                         REGISTRATION NO. ____________



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                    New World Coffee - Manhattan Bagel, Inc.
             (Exact name of registrant as specified in its charter)

           Delaware                                    13-3690261
(State or other jurisdiction of                     (I.R.S. Employer
incorporation or organization)                      Identification No.)

                             246 Industrial Way West
                           Eatontown, New Jersey 07724
                                 (732) 544 0155
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


                                 R. Ramin Kamfar
                             Chief Executive Officer
                             246 Industrial Way West
                           Eatontown, New Jersey 07724
                                 (732) 544 0155
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                             Stuart M. Sieger, Esq.
                               Seth I. Rubin, Esq.
                    Ruskin, Moscou, Evans & Faltischek, P.C.
                              170 Old Country Road
                                Mineola, NY 11501
                                 (516) 663-6600

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX.[ ]

     IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

     IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING.[]

     IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434 UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX. [ ]

                        CALCULATION OF REGISTRATION FEES

------------------------------ ----------------------------- ----------------------------- -----------------------------
Title of each class of         Amount to be registered       Proposed maximum offering     Proposed maximum aggregate
securities to be registered                                  price per share (1)           offering price (1)
------------------------------ ----------------------------- ----------------------------- -----------------------------
Common Stock, $0.001 par       500,000 shares                $1.9375                       $270
value
------------------------------ ----------------------------- ----------------------------- -----------------------------


     (1) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the closing price per share of the Common Stock reported on the NASDAQ-NMS on August 24, 1999, which was $1.9375.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

                    NEW WORLD COFFEE - MANHATTAN BAGEL, INC.
                     Cross Reference Sheet Showing Location
                          in Prospectus of Information
                          Required by Items of Form S-3

          Item and Heading                                          Location in Prospectus
          ----------------                                          ----------------------

1.        Forepart of the Registration Statement and                Outside Front Cover Page
          Outside Cover Page of Prospectus
2.        Inside Front and Outside Back Cover Pages of              Inside Front and Outside Back Cover Pages of
          Prospectus                                                Prospectus
3.        Summary Information, Risk Factors and Ratio of            Summary of Prospectus; Risk Factors
          Earnings to Fixed Charges
4.        Use of Proceeds                                           Not Applicable
5.        Determination of Offering Price                           Outside Front Cover Page
6.        Dilution                                                  Not Applicable
7.        Registering Stockholders                                  Registering Stockholders
8.        Plan of Distribution                                      Plan of Distribution
9.        Description of Securities to be Registered                Description of Capital Stock
10.       Interest of Named Experts and Counsel                     Legal Matters; Experts
11.       Material Changes
12.       Incorporation of Certain Information                      Incorporation of Certain Information by Reference
13.       Disclosure of Commission Position on                      Disclosure of Commission Position on
          Indemnification for Securities Act Liabilities            Indemnification for Securities Act Liabilities
14.       Other Expenses of Issuance and Distribution               Other Expenses of Issuance and Distribution
15.       Indemnification of Officers and Directors                 Indemnification of Directors and Officers
16.       Exhibits                                                  Exhibits
17.       Undertakings                                              Undertakings

                  SUBJECT TO COMPLETION, DATED AUGUST ___, 1999

                                   PROSPECTUS

                    NEW WORLD COFFEE - MANHATTAN BAGEL, INC.

       500,000 SHARES OF COMMON STOCK OFFERED BY REGISTERING STOCKHOLDERS

     This is an offering of up to 500,000 shares of Common Stock of New World Coffee - Manhattan Bagel, Inc.(the "Company") solely by the Registering Stockholders named heretofore issued to them. The Registering Stockholders may be deemed to be underwriters when they sell their shares. See "Plan of Distribution."

     The Company will pay certain costs and expenses incurred in connection with the registration of the shares of Common Stock ("Shares") offered hereby, but the Registering Stockholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such Shares. See "Plan of Distribution." The Company anticipates incurring expenses totaling approximately $10,000 payable in connection with the registration of the shares.

     The Common Stock of the Company, par value $.001 per share, is traded on the NASDAQ National Market System ("NASDAQ-NMS") under the symbol NWCI. On
August 24, 1999 the closing sale price of the Company's Common Stock on the NASDAQ-NMS was $1.9375 per share. The Registering Stockholders may sell all or a portion of the Shares offered hereby in private transactions or in the over-the-counter market at prices related to the prevailing prices of the Shares on the NASDAQ-NMS at the time of sale. Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold by a Registering Stockholders under Rule 144 rather than pursuant to this Prospectus. See "Plan of Distribution."

     INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    THE DATE OF THIS PROSPECTUS IS _________.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission" or "SEC"). Such reports, proxy statements, and other information filed by the Company can be inspected and copied, at the prescribed rates, at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Northeast Regional Office of the Commission at Seven
World Trade Center, Suite 1300, New York, New York 10048 and at the Midwest Regional Office of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company that is filed electronically with the Commission and the address of such Web site is www.sec.gov.

     The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-3 (together with all amendments thereto, the "Registration Statement"), under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules filed therewith, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being deemed to be qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents of the Company that have been filed with the Commission are hereby incorporated by reference in this Prospectus: (a) Annual Report on Form 10-KSB for the fiscal year ended December 25, 1998; (b) Quarterly Report on Form 10-QSB for the quarters ended March 28, 1999 and June 27, 1999;
(c) Report on Form 8-K dated February 8, 1999 and June 14, 1999 and (d) all documents subsequently filed by the Registrant (see below).

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part thereof from the respective dates of filing such documents. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement in this Prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person who receives this Prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such requests should be made to Mr. Jerold Novack, Chief Financial Officer, at New World Coffee - Manhattan Bagel, Inc., 246 Industrial Way West, Eatontown, New Jersey 07724, (732) 544-0155.

                           FORWARD-LOOKING STATEMENTS

     Certain statements in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). The words "forecast", "estimate", "project", "intent", "expect", "should", and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of New World Coffee - Manhattan Bagel, Inc. ("New World" or the "Company") to be materially different from any future results, performance or achievements, expressed or implied by such forward-looking statements.

     The Company is dependent upon the success of existing and new franchised and Company-owned stores and alternative distribution outlets; the success of the Company and its master franchisees in getting new stores or other retail locations opened; the ability of the Company and its master franchisees to attract new qualified franchisees; of which there can be no assurance, and such other factors as competition, commodity pricing and economic conditions.

     The opening and success of stores will depend on various factors, including the availability of suitable store sites and the negotiation of acceptable lease terms for new locations, the ability of the Company or its franchisees to obtain construction and other necessary permits in a timely manner, the ability to meet construction schedules, the financial and other capabilities of the Company's franchisees and master franchisees, competition and general economic and business conditions. The Company's business is subject to changes in consumer taste, national, regional and local economic conditions, demographic trends and the type, number and location of competing businesses. Competition is increasing significantly with an increasing number of national, regional and local stores competing for franchisees and store locations as well as customers.

     The Company's future results may also be negatively impacted by future pricing of the key ingredients for its frozen bagel dough, cream cheeses and coffee beverages. The success of sales units in alternative distribution locations, including convenience stores, supermarkets, military bases and other non-traditional locations, will depend, in addition to the factors affecting traditional franchisee and Company-owned stores, on the consumer traffic at the locations in which they are located.

     The opening and remodeling of stores, as well as opening of sales units within alternative locations, may be subject to potential delays caused by, among other things, permits, weather, the delivery of equipment and materials, and the availability of labor.


                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus.

     The Company

     The Company is the one of the largest franchisers of coffee bars and bagel bakeries in the United States. It operates and franchises coffee bars, bagel bakeries and integrated coffee bar/bagel bakeries in 18 states in the Northeastern, Southeastern and Southwestern United States and internationally. The first Company-owned New World Coffee store opened in 1993 and the first franchised New World Coffee store opened in 1997. At June 27, 1999, the Company's retail system consisted of approximately ____ stores, including ___ Company-owned and ___ franchised and licensed stores. The Company acquired the stock of Manhattan Bagel Company, Inc. - Debtor in Possession on November 24, 1998, resulting in the addition of 6 Company-owned and 285 franchised and licensed Manhattan Bagel stores.

     The Company is vertically integrated with bagel dough and cream cheese manufacturing plants in Eatontown, NJ and Los Angeles, CA, and a coffee roasting plant in Branford, CT. The Company's products are sold to franchised, licensed and Company-owned stores as well as to wholesale, supermarket and non-traditional outlets.

     The Company is a Delaware corporation and was organized in November 1992.


     The Offering

Securities Offered..........................       ------------------ shares of Common Stock solely
                                                   by the Registering Stockholders

Shares to be outstanding after the offering.       ------------------ shares


NASDAQ/NMS Symbol...........................       NWCI

Risk Factors................................       See "Risk Factors" below


                                  RISK FACTORS

     Each prospective investor should carefully consider, in addition to the other information contained in this Prospectus, the following information in evaluating the Company and its business before making an investment decision.

     1. HISTORY OF OPERATING LOSSES. The Company has been in existence since October 1992 and opened its first specialty coffee cafe in February 1993. To date, the Company has not had net income for any fiscal year. For the fiscal year ended December 25, 1998, the Company had a net loss of $7,491,610. At December 28, 1998, the Company had an accumulated deficit of $24,770,496. The Company has reported earnings for the six months ended June 27, 1999. There can be no assurance that the Company will continue to be profitable in the future. The securities offered hereby are highly speculative and should be purchased only by persons who can afford to lose their investment.

     2. NEED FOR ADDITIONAL FINANCING. In order to achieve and maintain the Company's anticipated growth rate, including acquisitions, geographic expansions and in order to make future debt payments, the Company believes that it will, from time to time, have to obtain bank financing or sell additional debt or equity (or hybrid) securities in public and private financings. Any such financing could dilute the interests of investors in this offering. There can be no assurance that any such additional financing will be available or, if it is available, that it will be in such amounts and on such terms as will be satisfactory to the Company. The Company has no present lines of credit or bank financing.

     3. GROWTH THROUGH FRANCHISING. The Company is committed to grow through franchising. As of June 28, 1999 there were ___ Company-owned and ____ franchised stores in operation. Achievement of the Company's expansion plans will depend upon its ability to: (i) select, and compete successfully in, new markets; (ii) obtain suitable sites at acceptable costs in highly competitive real estate markets; (iii) hire, train, and retain qualified personnel; (iv) attract and retain qualified franchisees; (iv) integrate new stores into existing distribution, inventory control, and information systems; and (v) maintain quality control. The Company will incur start-up costs in connection with entering new markets, primarily associated with recruiting and training new regional management and their support staff. In addition, the opening of additional stores in current markets could have the effect of adversely impacting sales at certain of the Company's existing stores. There can be no assurance that the Company will achieve its planned expansion goals, manage its growth effectively, or operate its existing and new stores profitably. The failure of the Company to achieve its expansion goals on a timely basis, if at all, manage its growth effectively or operate existing or any new stores profitably would have a material adverse effect on the Company's results of operations and financial position.

     The Company will rely in part upon its franchisees and the manner in which they operate their stores to develop and promote the Company's business. Although the Company has developed criteria to evaluate and screen prospective franchisees, there can be no assurance that franchisees will have the business acumen or financial resources necessary to operate successful franchises of the Company in their franchise areas. The failure of franchisees to operate franchises successfully could have a material adverse effect on the Company, its reputation, the Company's name and its other prospective franchisees.

     4. RELIANCE ON KEY PERSONNEL. The Company's success will depend to a large degree upon the efforts and abilities of its officers and key management employees, particularly R. Ramin Kamfar, the Company's Chief Executive Officer, Sanford Nacht, the Company's President and Jerold E. Novack, the Company's Chief Financial Officer. The loss of the services of one or more of its key employees could have a material adverse effect on the Company's business prospects and/or potential earning capacity. The Company has entered into employment and non-competition agreements with each of its executive officers.

     5. COMPETITION. The market for specialty coffees is fragmented and highly competitive, and competition is increasing substantially. The Company's coffee beverages compete directly against all restaurant and beverage outlets that serve coffee and a growing number of espresso stands, carts, and stores. The Company's whole bean coffees compete directly against specialty coffees sold at retail through supermarkets and a growing number of specialty coffee stores. Both the Company's whole bean coffees and its coffee beverages compete indirectly against all other brands on the market. The coffee industry is dominated by several large companies such as Kraft General Foods, Inc., Proctor & Gamble Co., and Nestle, S.A., many of which have begun marketing gourmet coffee products. While the market for specialty gourmet coffee stores remains fragmented, the Company competes directly with the market leader, Starbucks, among others. Starbucks is rapidly expanding geographically and has substantially greater financial, marketing and other resources than the Company. Other competitors, some of which may have greater financial and other resources than the Company, may also enter the markets in which the Company currently operates or intends to expand.

     The Company's bagel products compete directly against all bakery and restaurant outlets that serve bagels, including the bakery section of supermarkets, and a growing number of bagel bakeries. Although competition in the bagel market is fragmented, the Company competes and, in the future will increasingly compete with Einstein/Noah Bagel Corp., a Colorado based retailer with over 530 stores, and Bruegger's Bagels, a Vermont based retailer with over 300 stores. In addition to current competitors, one or more new major competitors with substantially greater financial, marketing, and operating resources than the Company could enter the market at any time and compete directly against the Company. In addition, in virtually every major metropolitan area in which the Company operates or expects to enter, local or regional competitors already exist.

     The Company competes against other specialty retailers and restaurants for store sites, and there can be no assurance that management will be able to continue to secure adequate sites at acceptable rent levels. The Company will also face competition from franchisors in its industry and other industries for the sale of franchises, many of which have substantially greater financial and technical resources, marketing capabilities and experience than the Company. There can be no assurance that the Company will be able to compete successfully against these competitors in securing desirable franchisees.

     6. GEOGRAPHIC CONCENTRATION; FLUCTUATIONS IN REGIONAL ECONOMIC CONDITIONS. Even following the acquisition by the Company of Manhattan Bagel Company, Inc., many of the Company's stores are currently located in the northeastern United States. As a result, the Company's success will depend, among other matters, upon factors affecting general economic conditions and discretionary consumer spending in this region. Any economic downturn or reduction in consumer spending in this region could have a material adverse effect on the Company.

     7. SEASONAL FLUCTUATIONS AND QUARTERLY OPERATING RESULTS. Historically, the Company's operations have been seasonal, with the lowest sales and profitability occurring in the first quarter, reflecting decreased traffic as a result of inhospitable winter weather and fewer daylight hours. The Company's results of operations may also fluctuate from quarter to quarter in the future as a result of the amount and timing of sales contributed by new and acquired stores and the integration of new stores into the operations of the Company, as well as other factors including marketing programs. The addition of a large number of MBC stores may significantly affect results of operations on a quarter by quarter basis.

     8. FLUCTUATIONS IN AVAILABILITY AND COST OF GREEN COFFEE. The Company depends upon both its outside brokers and its direct contacts with exporters in countries of origin for the supply of a primary raw material, green coffee. Coffee is the world's second largest traded commodity and its supply and price are subject to volatility beyond the control or influence of the Company. Although most coffee trades in the commodity market, coffee of the quality sought by the Company tends to trade on a negotiated basis at a substantial premium above commodity coffee pricing, depending upon the supply and demand at the time of purchase. Supply and price can be affected by multiple factors in the producing countries, including weather, political, and economic conditions. In addition, green coffee prices have been affected in the past, and may be affected in the future, by the actions of certain organizations and associations, such as the International Coffee Organization or the Association of Coffee Producing Countries, that have historically attempted to establish commodity prices of green coffee through agreements creating export quotas or restricting coffee supplies worldwide. No assurance can be given that such organizations (or others) will not succeed in raising green coffee prices, or that, if so, the Company will be able to maintain its gross margins by raising its prices to its customers. Increases in the price of green coffees, or the unavailability of adequate supplies of green coffees of the quality sought by the Company, whether due to the failure of its suppliers to perform, conditions in the coffee-producing countries, or otherwise, could have a material adverse effect on the Company's results of operations.

     To mitigate the risks associated with increases in coffee prices and to allow greater predictability in the prices the Company pays for its coffees over extended periods of time, the Company typically enters into fixed-price purchase commitments for a portion of its green coffee requirements. There can be no assurance that these activities will successfully protect the Company against the risks of increases in coffee prices or that they will not result in the Company's payment of substantially more for its supply of coffee than it would have been required to pay absent such activities.

     9. AUTHORIZATION OF PREFERRED STOCK. The Company's Certificate of Incorporation authorizes the issuance of preferred stock with such designations, rights and preferences as may be determined from time to time by the Company's Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. Pursuant thereto, the Company, at June 27, 1999, had ____ shares of Series B Preferred Stock outstanding. Issuance of the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue additional new shares of its preferred stock, there can be no assurance that the Company will not do so in the future.

     10. ABSENCE OF CASH DIVIDENDS. The Company has paid no cash dividends on any of its shares of capital stock since its inception and at the present time does not anticipate paying dividends on the Common Stock in the foreseeable future. Any future dividends will depend on the earnings, if any, of the Company, its financial requirements, contractual commitments and other factors.

     11. IMPACT OF GOVERNMENTAL REGULATION ON THE COMPANY'S OPERATIONS. The Company's operations and properties are subject to regulation by various federal, state, and local government entities and agencies. The operations of the Company's facilities are subject to various federal, state, and local environmental laws and workplace regulations, including but not limited to the Occupational Safety and Health Act, the Fair Labor Standards Act, the Clean Air Act, and the Clean Water Act. The Company believes that its current legal and environmental compliance controls adequately address such concerns and that it is in substantial compliance with applicable laws and regulations. However, compliance with, or violation of, current and future laws or regulations could require material expenditures by the Company or otherwise adversely affect the Company's business or financial results.

     12. PRODUCT LIABILITY; PRODUCT RECALLS. The Company may be liable if the consumption of any of its products causes injury, illness or death. The Company's current management is not aware of any material product liability judgment against the Company. However, a product liability judgment against the Company could have a material adverse effect on the Company's business or financial results.

     13. TRADEMARKS AND OTHER PROPRIETARY RIGHTS. The Company believes that its trademarks and other proprietary rights are important to its success and its competitive position. Accordingly, the Company devotes substantial resources to the establishment and protection of its trademarks and proprietary rights. However, the actions taken by the Company may be inadequate to prevent imitation of its products by others or to prevent others from claiming violations of their trademarks and proprietary rights by the Company. In addition, others may assert rights in the Company's trademarks and other proprietary rights.

     14. SHARES ELIGIBLE FOR FUTURE SALE. Sales of a substantial number of shares of Common Stock into the public market following the date of this Prospectus could materially adversely affect the prevailing market price for the Common Stock. As of the date of this prospectus, there will be ________ shares of Common Stock outstanding. Excluding the 500,000 shares being registered hereby for sale by the Registering Stockholders, ________ of such shares are "restricted securities" ("Restricted Shares") pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act. In general, under Rule 144, subject to satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned Restricted Shares of Common Stock for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the Common Stock is quoted on NASDAQ, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the volume limitations described above.

     15. LISTING AND QUALIFICATION ON NASDAQ. The Common Stock of the Company is currently traded in the NASDAQ National Market and is quoted on the NASDAQ System under symbol "NWCI." Continuation of quotations on NASDAQ is subject to continued compliance with requirements imposed by NASDAQ. If the Company's Common Stock is no longer quoted on National Market, the liquidity of the Common Stock offered hereby would be adversely affected.

                                  THE COMPANY

     The Company is the one of the largest franchisers of coffee bars and bagel bakeries in the United States. It operates and franchises coffee bars, bagel bakeries and integrated coffee bar/bagel bakeries in 18 states in the Northeastern, Southeastern and Southwestern United States and internationally. The first Company-owned New World Coffee store opened in 1993 and the first franchised New World Coffee store opened in 1997. At June 27, 1999, the Company's retail system consisted of approximately ____ stores, including ___ Company-owned and ____ franchised and licensed stores. The Company acquired the stock of Manhattan Bagel Company, Inc. - Debtor in Possession on November 24, 1998, resulting in the addition of 6 Company-owned and 285 franchised and licensed Manhattan Bagel stores.

     The Company is vertically integrated with bagel dough and cream cheese manufacturing plants in Eatontown, NJ and Los Angeles, CA, and a coffee roasting plant in Branford, CT. The Company's products are sold to franchised, licensed and Company-owned stores as well as to wholesale, supermarket and non-traditional outlets.

     The Company is a Delaware corporation and was organized in November 1992.

     Industry Overview

     The US market for specialty coffee is large, fragmented and growing. According to the National Coffee Association's 1998 National Coffee Drinking Trends report, approximately 65% of all consumers (age 10+) drink coffee on a weekly basis, they drink an average of 3.0 cups per day, and the overall number of coffee drinkers has grown from approximately 140 million in 1990 to approximately 168 million in 1999. The gourmet coffee segment of the industry has experienced strong growth over the past decade and is expected to continue to grow through the end of the century. Research from CREST, a market research firm, indicates specialty coffee shop category traffic growth increased by 49%, 11%, 19% and 16%, annually, from 1995 through 1998.

     The US market for bagels is also large, fragmented and growing. According to the American Bagel Association sale of bagels has grown rapidly, from $429 million in 1993 to $2.3 billion in 1996. According to CREST, bagel shop category traffic increased by 10%, 29%, 29% and 18%, annually, from 1995 through 1998. Management believes this growth has been driven by (i) greater consumer awareness and appreciation of gourmet coffee, specialty drinks and fresh baked bagels as a result of their increasing availability, (ii) increasing demand for all fresh premium food products where the differential in price from the commercial brands is small compared to the improvement in product quality and taste, (iii) a switch by consumers to low fat baked items such as bagels from high fat fried alternatives, and (iv) the popularity of coffee bars and bagel stores as gathering places.

     Chesapeake Bagel Acquisition

     On July 27, 1999, the Company entered into an agreement with AFC Enterprises to purchase its Chesapeake Bagel Bakery franchisee operations, consisting of approximately 90 franchise locations, including the following states where the Company does not now have a presence: Arizona, Colorado, Illinois, Kansas, Louisiana, Minnesota, Missouri, Utah, West Virginia and Wyoming. The transaction is expected to close in the third fiscal quarter. The closing is subject to a number of conditions and there can be no assurance of the same.

     Business Strategy

     The Company's objective is to be a leading coffee cafe chain and bagel bakery chain in each market in which it operates, and to support and extend its consumer brands and leverage its manufacturing infrastructure through alternate distribution channels. The key elements of this strategy include:

     Differentiated Retail Brands. The Company's strategy is to differentiate and reinforce its retail brands in a way that will engender customer loyalty and position the Company as a leading specialty retailer in each of its markets. The New World Coffee brand is differentiated from competitors by the Company's roasting style, which management believes delivers a more full flavored, less bitter coffee. In addition, as a coffee cafe (versus a coffee bar) the stores offer a broader and deeper selection of high quality food items throughout the day. The Company's Manhattan Bagel brand is positioned as a purveyor of authentic "New York style" boiled and baked bagels, and of breakfast and lunch sandwiches. The Company is expanding this positioning to include a selection of specialty coffees, and a menu of cool blended drinks.

     Quality Products. The Company's strategy is to provide the consumer with superior quality products, primarily coffee, bagels and cream cheeses which it believes is a primary factor in a consumer's decision to patronize its stores, and enables it to build a high quality brand identity. The Company's vertically integrated strategy enables it to supply its stores with high quality specialty coffees, frozen bagel dough and cream cheeses, and to control the quality of product sold in the stores. The Company's coffee and bagel products have won a number of quality and "Best of" awards, which assists the Company in developing its high quality brand identity.

     Growth Through Franchising. The Company's strategy is to grow through franchising to secure a leading position in its markets. The Company believes that it can grow more rapidly through franchising than through Company-owned operations due to lower financial and human resource constraints. The Company is committed to maintaining a strong franchise system by attracting qualified operators, expanding in a controlled manner and ensuring that franchisees adhere to the Company's high standards. The Company's franchising efforts are focused on attracting new franchisees, adding additional locations with existing franchisees, and developing co-branding opportunities with other complementary retailers. The Company devotes significant resources to provide franchisees with assistance in site selection, store design, training and store marketing.

     Efficient Production System. The Company's strategy is to leverage its manufacturing and distribution systems to deliver lower operating costs and improved product quality. The Company believes that its centralized production of bagel, cream cheese, and coffee products allows for more consistent, superior products, better quality control and more rapid development, production and deployment of new products into stores systemwide. In addition, the system significantly simplifies store level operations, and eliminates the need for franchisees to commit substantial capital and labor to raw material procurement or production.

     Inviting Stores. The Company's strategy is to deliver a store environment for each concept which is conducive to capturing important day parts. The Company's objective is a comfortable and inviting store with layouts designed to process a large volume of transactions during the time critical day parts. The Company is making an investment in upgrading the design of both its Manhattan Bagel and New World Coffee stores in 1999.

     Training and Development. The Company's strategy is to place strong emphasis on identifying and retaining qualified franchisees and employees, and invest substantial resources in training them in customer service, beverage and food preparation, and sales skills. The Company believes that the friendliness, speed and consistency of service and the product knowledge of the Company's franchisees and employees are critical factors in developing the Company's quality brand identity and to building a loyal customer base.

     Wholesale Sales. The Company's strategy is to leverage its efficient manufacturing systems, quality products and brand names in developing a significant wholesale business. The Company believes that food distributors, chain grocery stores, food service outlets and similar customers offer the Company opportunity to maximize its production capacity and distribute product through many more outlets than its franchised and Company-owned stores.

     Expansion

     A total of 18 franchised stores were opened during 1998. The Company plans to open approximately ___ franchised stores in 1999, primarily in existing markets. The Company has adopted a policy of not developing stores for its own operation and is in the process of franchising all stores currently operated by the Company.

     The ability of the Company's franchisees to open new stores is affected by a number of factors. These factors include, among other things, selection and availability of suitable store locations, negotiation of suitable lease or financing terms, constraints on permitting and construction of stores and the hiring, training and retention of management and other personnel. Accordingly, there can be no assurance that the Company's franchisees will be able to meet planned growth targets.

     The Company's expansion strategy is to cluster stores in targeted markets, thereby increasing consumer awareness and enabling the Company to take advantage of operational, distribution and advertising efficiencies. The Company believes that market penetration through the opening of multiple stores within a particular market should result in increased average store sales in that market. In determining which new markets to develop, the Company considers many factors, including its existing store base, the size of the market, demographic and population trends, competition, availability and cost of real estate, and the ability to supply product efficiently.


                            REGISTERING STOCKHOLDERS

     The following table sets forth the number of shares of Common Stock beneficially owned by each of the Registering Stockholders as of the date of this Prospectus, the number of shares (the "Shares") covered by this Prospectus and the amount and percentage ownership of the Registering Stockholders after the offering assuming all the shares covered by this Prospectus are sold by the Registering Stockholders.

----------------------- ------------------------------------- ------------------- --------------------------------------

NAME OF REGISTERING            SHARES PRESENTLY OWNED            SHARES BEING          SHARES NOT BEING REGISTERED
STOCKHOLDER                                                       REGISTERED
----------------------- ------------------------------------- ------------------- --------------------------------------
                        NUMBER             PERCENT                                NUMBER             PERCENT
----------------------- ------------------ ------------------ ------------------- ------------------ -------------------
*
----------------------- ------------------ ------------------ ------------------- ------------------ -------------------

----------------------- ------------------ ------------------ ------------------- ------------------ -------------------

----------------------- ------------------ ------------------ ------------------- ------------------ -------------------
----------------------------------

* Any position held by a Registering Stockholder with the Company are as follows: _______________.

                              PLAN OF DISTRIBUTION

     The sale of Shares by the Registering Stockholders may be effected from time to time in private transactions or in the over-the-counter market at prices related to the prevailing prices of the Shares on the NASDAQ-NMS at the time of the sale or at negotiated prices. The Registering Stockholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Registering Stockholders. The Registering Stockholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Company and the Registering Stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify certain of the Registering Stockholders with respect to the Shares of Common Stock offered hereby against certain liabilities, including certain liabilities under the Securities Act.

     To the extent required under the Securities Act, a supplemental Prospectus will be filed, disclosing (a) the name of any such broker-dealers, (b) the number of shares involved, (c) the price at which such shares are to be sold,
(d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (f) other facts material to the transaction.

     Each Registering Stockholder may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases of any of the securities by the Registering Stockholders.

     There is no assurance that any of the Registering Stockholders will sell any of the Shares.

     The Company has agreed to pay certain costs and expenses incurred in connection with the registration of the Shares offered hereby, except that the Registering Stockholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such Shares.

     The Company proposes to keep the registration statement relating to the offering and sale by the Registering Stockholders of the Shares continuously effective until such date as such Shares may be resold without registration under the provisions of the Securities Act, under Rule 144 thereof or otherwise, but the Company may, at such time as it determines, file an amendment to remove any unsold Shares.


                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $0.001 par value, and 2,000,000 shares of Preferred Stock, $0.001 par value. As of August 24, 1999, 10,242,523 shares of Common Stock, and
43.5 shares of Series B Preferred Stock were outstanding. The outstanding Common Stock was reduced by a 1 for 2 Common Stock combination effective August 24, 1999.


     COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time-to-time by the Board of Directors from funds legally available therefor, subject to the dividend preferences of the Preferred Stock, if any. The Board of Directors is classified, with only one third of the Board of Directors elected annually. In general, this will result in each Director being elected for a three year term, and two annual elections are necessary to affect a change in a majority of the Board of Directors. Since the classified Board of Directors was approved by the stockholders in August 1999, and since there were five members of the Board of Directors elected in August 1999, two Directors were elected to a term of three years, two Directors were elected to a term of two years and one Director was elected to a term of one year. Each person nominated for election as a Director in 2000 or thereafter will, if elected, be elected to a three year term.

     Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to share ratably in all assets available for distribution after payment of liabilities and liquidation preferences of the Preferred Stock, if any. Holders of Common Stock have no preemptive rights, no cumulative voting rights and no rights to convert their Common Stock into any other securities. Any action taken by holders of Common Stock must be taken at an annual or special meeting and may not be taken by written consent. The outstanding shares of Common Stock are, and the shares of Common Stock to be outstanding upon the completion of the offering will be, fully paid and nonassessable.


     PREFERRED STOCK

     The Company's authorized capital stock includes 2,000,000 shares of Preferred Stock, $.001 par value per share. As of June 28, 1999, the Company had no shares of Preferred Stock outstanding except for 43.5 shares of Series B Preferred Stock described below. The Board of Directors of the Company has the authority, without shareholder approval, to issue the Preferred Stock in one or more series and to fix the relative rights and preferences thereof. The terms of such Preferred Stock could include the right to vote, separately or with any other series of Preferred Stock, on any proposed amendment to the Company's Certificate of Incorporation or any other proposed corporate action, including business combinations and other transactions. Such rights could adversely affect the voting power of the holders of Common Stock. In addition, the ability of the Company to issue the authorized but unissued shares of Preferred Stock could be utilized to impede a change in control of the Company.


     Series B Preferred Stock

     The Series B Preferred Stock ranks: (i) junior to any other class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series B Preferred Stock (collectively, the "Senior B Securities"); (ii) prior to all the Common Stock; (iii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Series B Preferred Stock (collectively with the Common Stock, "Junior B Securities"); (iv) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock ("Parity B Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

     The Series B Preferred Stock bears no dividends and the holders of shares of Series B Preferred Stock shall not be entitled to receive dividends on the Series B Preferred Stock.

     In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of Series B Preferred Stock shall be entitled to receive, immediately after any distributions to the Senior B Securities required by the Company's Certificate of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior B Securities but in parity with any distribution to Parity B Securities, an amount per share equal to the sum of (i) $11,800 (the "Original Series B Issue Price") for each outstanding share of Series B Preferred Stock and (ii) an amount equal to eight percent (8%) of the Original Series B Issue Price per annum (the "Series B Premium") for the period that has passed since the date of issuance (the "Issue Date") of Series B Preferred Stock by the Company.

     Each record Holder of Series B Preferred Stock shall be entitled (at the times and in the amounts set forth below) and subject to the Company's right of redemption under certain circumstances to convert whole or (if necessary to convert the maximum amount allowable) fractional shares of Series B Preferred Stock as follows. Beginning on the first day following the termination of a six-month lock-up period (the "Initial Conversion Gate"), each Holder accrued the right to convert into Common Stock up to 20% of the aggregate number of shares of Series B Preferred Stock issued to such Holder, and for each month that expires thereafter, Holder shall accrue (the "Accrual Rate") the right to convert an additional 20% of the shares of the Series B Preferred Stock issued to such Holder (the number of shares that may be converted at any time, in the aggregate, is herein referred to as the "Conversion Quota"), all at the Series B Conversion Rate (as defined below). In the event that Holder elects not to convert its full Conversion Quota during any month, the unconverted amount shall be carried forward and added to the Conversion Quota. Each Holder may, from time to time, convert any portion of the Conversion Quota; provided, however, that in no event shall Holder convert during any month more than 25% of the shares of Series B Preferred Stock issued to Holder. The Initial Conversion Gate and each subsequent one month period referenced above are hereinafter referred to singularly as a Conversion Gate. At the applicable Conversion Gate and at any time thereafter, the percentage of Series B Preferred Stock issued to such Holder which is available for conversion as set forth above is convertible into that number of fully-paid and non-assessable shares of Common Stock of the Company calculated in accordance with a formula set forth in the Certificate of Designation of Series B Preferred Stock (the "Series B Conversion Rate").

     The Holders of the Series B Preferred Stock have no voting power whatsoever, except as provided by Delaware Law.


     Series A Junior Participating Preferred Stock

     The Board of Directors has designed 700,000 shares of Preferred Stock as Series A Junior Participating Preferred Stock ("Series A Stock"). The Series A Stock would be issued upon the exercise of rights which have been distributed to common stock holders in connection with the adoption of the Board of Directors of the stockholders rights plan. The Series A Stock may be converted into common stock at 50% of the market value of the common stock on the date the rights become effective. No shares of Series A Stock are now outstanding.


                                    WARRANTS

     As of June 28, 1999, the Company had _______ warrants outstanding to purchase Common Stock. These warrants have exercise prices ranging from $__ - $__ per share and have terms ranging from __ to __ years.


                                 TRANSFER AGENT

     The transfer agent for the Common Stock is American Stock Transfer & Trust Company. The address and telephone number of the transfer agent are: American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005, (718) 921-8261.

                                  LEGAL MATTERS

     Certain legal matters in connection with the sale of the Common Stock offered hereby will be passed upon for the Company by Ruskin, Moscou, Evans & Faltischek, P.C.


                                     EXPERTS

     The financial statements of the Company for the years ended December 28, 1997 and December 25, 1998 incorporated in this Prospectus by reference from the Company's Form 10-KSB, as filed with the SEC on April 12, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Company's Certificate of Incorporation limits, to the maximum extent permitted by Delaware Law, the personal liability of directors for monetary damages for breach of their fiduciary duties as directors (other than liabilities arising from acts or omissions which involve intentional misconduct, fraud or knowing violations of law or the payment of distributions in violation of Delaware Law). The Certificate of Incorporation provides further that the Company shall indemnify to the fullest extent permitted by Delaware Law any person made a party to an action or proceeding by reason of the fact that such person was a director, officer, employee or agent of the Company. Subject to the Company's Certificate of Incorporation, the Bylaws provide that the Company shall indemnify directors and officers for all costs reasonably incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his or her being an officer or director of the Company except where such director or officer is finally adjudged to have been derelict in the performance of his or her duties as such director or officer.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied on as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create an implication that the information herein is correct as of any time subsequent to the date of the Prospectus.


                                TABLE OF CONTENTS


                                                                   PAGE

AVAILABLE INFORMATION                                              2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                    2
FORWARD-LOOKING STATEMENTS                                         3
PROSPECTUS SUMMARY                                                 3
RISK FACTORS                                                       5
THE COMPANY                                                        8
REGISTERING STOCKHOLDERS                                           11
PLAN OF DISTRIBUTION                                               11
DESCRIPTION OF CAPITAL STOCK                                       12
WARRANTS                                                           14
TRANSFER AGENT                                                     14
LEGAL MATTERS                                                      15
EXPERTS                                                            15
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES                                         15



                    NEW WORLD COFFEE - MANHATTAN BAGEL, INC.

                      ______________ Shares of Common Stock
                       offered by Registering Stockholder

                               -----------------

                                   PROSPECTUS

                               -----------------


                                                          -------------- , 1999

     Until __________, 1999 (40 days from the date of this Prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, payable in connection with the sale of the Common Stock being registered hereby, which shall be borne by the Registrant. Except for the SEC registration fee, all expenses are estimated.

           ITEM                                                                       AMOUNT*
           -------------------------------------------------------------------        -----------------------------

           SEC registration fee                                                         270
           Printing and engraving expenses                                            1,730
           Legal fees and expenses                                                    4,000
           Auditors' accounting fees and expenses                                     2,000
           Miscellaneous expenses

           Total                                                                     10,000
------------------

*   Estimated for filing purposes.

     The   Registering   Stockholders   will  be  responsible  for  all  selling
commissions, transfer taxes and related charges in connection with the offer and sale of the Shares offered hereby.

     ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Certificate of Incorporation limits, to the maximum extent permitted by the General Corporation Law of the State of Delaware ("Delaware Law"), the personal liability of directors for monetary damages for breach of their fiduciary duties as directors (other than liabilities arising from acts or omissions which involve intentional misconduct, fraud or knowing violations of law or the payment of distributions in violation of Delaware Law). The Certificate of Incorporation provides further that the Company shall indemnify to the fullest extent permitted by Delaware Law any person made a party to an action or proceeding by reason of the fact that such person was a director, officer, employee or agent of the Company. Subject to the Company's Certificate of Incorporation, the Bylaws provide that the Company shall indemnify directors and officers for all costs reasonably incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his or her being an officer or director of the Company except where such director or officer is finally adjudged to have been derelict in the performance of his or her duties as such director or officer.

     ITEM 16. EXHIBITS.

Exhibit Number             Description of Document
--------------             -----------------------
 3.1                       Restated Certificate of Incorporation/+/

 3.2                       By-Laws/(1)/

 4.1                       Specimen Common Stock Certificate of Registrant/(1)/

 4.2                       Form of Representatives' Warrant Agreement, including form of Representatives'
                           Warrant/(1)/

 4.3                       Certificate of Designation of Series B Preferred Stock/(3)/

 4.4                       Registration Rights Agreement by and among the Registrant, Barry H. Levine and Robert
                           B. Williams/(4)/

 4.5                       Promissory Note by and between the Registrant and Robert B. Williams/(4)/

 4.6                       Promissory Note by and between the Registrant and Barry H. Levine/(4)/

 5.1                       Opinion of Ruskin, Moscou, Evans & Faltischek, P.C. /+/

10.1                       1994 Stock Plan /(2)/

10.2                       Employment Agreement by and between the Registrant and Barry H. Levine /(4)/

10.3                       Employment Agreement by and between Registrant and Robert B. Williams /(4)/

10.4                       Employment Agreement with Ramin Kamfar /(5)/

10.5                       Employment Agreement with Jerold Novack /(5)/

10.6                       Stock Purchase Agreement by and among Barry H. Levine, Robert B. Williams and
                           Willoughby's Incorporated and the Registrant /(4)/

10.7                       Agreement with Willoughby's Incorporated /(2)/

10.7a                      Amendment to Willoughby's Agreement /(6)/

10.8                       Investor Rights Agreement /(2)/

10.9                       Directors' Option Plan /(2)/

10.10                      Form of Franchise Agreement /(6)/

10.11                      Form of Store Franchise Sale Agreement /(6)/

10.12                      Acquisition Agreement by and between Registrant and Manhattan Bagel Company, Inc. /(7)/

23.1                       Consent of Arthur Andersen LLP /+/

23.2                       Consent of Ruskin, Moscou, Evans & Faltischek, P.C. (included as part of Exhibit 5.1)
---------------------

+  To be filed by amendment.

     (1) Incorporated by reference to Registrant's Registration Statement on Form SB-2 (33-95764).

     (2) Incorporated by reference to Registrant's Current Report on Form 8-K dated July 12, 1996.

     (3) Incorporated by reference to Registrant's Annual Report on Form 10-KSB/A for fiscal year ended December 29, 1996.

     (4) Incorporated by reference to Registrant's Report on Form 8-K dated November 12, 1996.

     (5) Incorporated by reference from Registrant's Report on Form 10-KSB, for the Fiscal Year Ended December 29, 1996.

     (6) Incorporated by reference from Registrant's Report on Form 10-KSB, for the Fiscal Year Ended December 28, 1997.

     (7) Incorporated by reference from Registrant's Report on Form 8-K dated December 7, 1998.


     ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

     (ii) To reflect in the Prospectus  any facts or events which,  individually
or  together,   represent  a  fundamental  change  in  the  information  in  the registration statement;

     (iii) To include any additional or changed material information on the plan of distribution; provided, however, that paragraph 1(i) and 1(ii) do not apply if the information required in a post-effective amendment is contained in a periodic report filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and incorporated by reference in this registration statement.

     2. That, for the purpose of determining liability under the Securities Act, it shall treat each post-effective amendment as a new registration statement of the securities offered, and treat the offering of the securities at that time as an initial bona fide offering.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 15, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 27th day of August, 1999.

                                 NEW WORLD COFFEE - MANHATTAN BAGEL, INC.

                            By:  /s/ R. Ramin Kamfar
                                 -------------------
                                 R. Ramin Kamfar
                                 Chief Executive Officer,
                                 President and Director

                            By:  /s/ Jerold E. Novack
                                 --------------------
                                 Jerold E. Novack
                                 Chief Financial Officer

         In accordance with the Securities Act of 1933,this registration statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


       By:      /s/ R. Ramin Kamfar                 Date:  August 27, 1999
                ---------------------------
                R. Ramin Kamfar
                Director

       By:      /s/ Keith Barket                    Date:  August 27, 1999
                ---------------------------
                Keith Barket
                Director

       By:      /s/ Karen Hogan                     Date:  August 27, 1999
                ---------------------------
                Karen Hogan
                Director

       By:      /s/ Leonard Tannenbaum              Date:  August 27, 1999
                ---------------------------
                Leonard Tannenbaum
                Director

       By:      /s/ Edward McCabe                   Date:  August 27, 1999
                ---------------------------
                Edward McCabe
                Director